Exhibit 10.27

December 11, 2017

Staid, Stephen

Dear Steve,

This document outlines the administrative guidelines associated with a Special Retention Incentive Award (“Award”) provided by PHH Mortgage Corporation (“PHH” or “the Company”). The Award is being offered to you by PHH to encourage your continued employment through December 31, 2018 (the “Retention Period”).

To accept this Award, a signed and dated copy of this agreement letter must be received by Jose Irizarry, SVP Rewards, by Friday, December 29, 2017; otherwise, you will forfeit the Award. The document should be returned either via interoffice mail in a sealed envelope, or by email (in PDF format) using the subject line “Acceptance of Special Retention Incentive.”

Subject to the terms and conditions outlined in this letter, the Award consists of the following:

Retention Award:	$232,875

Vesting Schedule:
Subject to the provisions of the Award, and provided that you remain continuously employed with the Company through December 31, 2018, the retention award shall become 100% vested and earned on that date.

Settlement:
Except as otherwise provided by the Agreement, you will receive your earned Special Retention Incentive payment within thirty (30) days following the vesting date as a single lump sum payment, less applicable withholding taxes.

Your eligibility for this Award is determined based on your continued employment, compliance with PHH’s workplace policies and procedures, and your compliance with the terms of this letter through the entire Retention Period. Should you voluntarily resign from your employment for whatever reason or are involuntarily terminated due to poor job performance or for “Cause” as defined herein, prior to the expiration of the Retention Period, the Special Retention Incentive is forfeited.

If you have any questions about this letter agreement, please contact Jose Irizarry, SVP Rewards.

TERMS AND CONDITIONS

A)	Forfeiture of Award.

1)
Termination for “Cause”. This Award shall be immediately forfeited upon an involuntary termination for “Cause.” For purposes of this Special Retention Award, “Cause” means any one of the following: (1) a material failure of you to substantially perform your job duties with the Company or its Subsidiaries (other than failure resulting from incapacity due to physical or mental illness); (2) any act of fraud, misappropriation, dishonesty, embezzlement or similar conduct against, or relating to the assets of, the Company or its Subsidiaries; (3) conviction (or plea of nolo contendere) of a felony or any crime involving moral turpitude; (4) repeated instances of negligence in the performance of your job or any instance of gross negligence in the performance of your job duties as an employee of the Company or one of its Subsidiaries; (5) any breach of any fiduciary obligation owed to the Company or any Subsidiary or any material element of the Company’s Code of Business Ethics and Conduct or other applicable workplace policies; or (6) failure to perform your job duties for the Company or any Subsidiary to the best of your ability and in accordance with reasonable instructions and directions from your managers, and the reasonable workplace policies and procedures established by the Company or any Subsidiary, as applicable, from time to time.

B)
Payment Upon Involuntary Termination Not For “Cause” During the Retention Period. If you are involuntarily terminated due to a job elimination, reduction in force or group layoff during the Retention Period, you remain eligible to receive the payment referenced herein as if you worked the entire Retention Period. This payment will not be pro-rated. Payment will be made within 30 days of your effective date of termination.

C)
Nondisclosure of Confidential Information. You acknowledge that as part of your employment with the Company, you had access to and will continue to have access to information that is not generally disclosed or made available to the public. You recognize that in order to guard the legitimate interests of the Company, it is necessary for it to protect all confidential information, during your employment and following your Termination Date. You agree to keep secret all non-public, confidential and/or proprietary information, matters and materials of the Company, and personal confidential or otherwise proprietary information regarding the Company’s employees, directors or consultants affiliated with the Company, including, but not limited to, documents, materials or information regarding, concerning or related to the Company’s research and development, its business relationships, corporate structure, financial information, financial dealings, fees, charges, personnel, methods, trade secrets, systems, procedures, manuals, confidential reports, clients or potential clients, financial information, business and strategic plans, proprietary information regarding its financial or other business arrangements with the Employees, sales representatives, editors and other professionals with which it works, software programs and codes, software development, access codes, and other similar materials or information, as well as all other information relating to the business of the Company which is not generally known to the public or within the mortgage industry or any other industry or trade in which the Company competes (collectively, “Confidential Information”), to which you have had or may have access and shall not use or disclose such Confidential Information to any person except (a) in the course of, and to the extent required to perform yours duties for the Company, (b) to the extent required by applicable law, or (c) to your personal advisors, to the extent such advisors agree to be bound by this provision. This obligation is understood to be in addition to any protection the Company may be entitled to under applicable law. Confidential Information shall not include any information that is within the public domain or enters the public domain through no action by you. This provision shall not be construed to prevent you from testifying truthfully under oath in a legal or regulatory proceeding or to restrict your right and responsibility to give truthful testimony under oath or preclude you from participating in an investigation, filing a charge, or otherwise communicating with the Equal Employment Opportunity Commission, the National Labor Relations Board, or other federal, state or local government agency.

Nothing in this agreement prohibits you from reporting an event that you reasonably and in good faith believe is a violation of law to the relevant law-enforcement agency, or from cooperating in an investigation conducted by such a government agency. This may include disclosure of trade secret or confidential information within the limitations permitted by the Defend Trade Secrets Act (DTSA). You are notified that under the DTSA, no individual will be held criminally or civilly liable under Federal or State trade secret law for disclosure of a trade secret (as defined in the Economic Espionage Act) that is: (A) made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and made solely for the purpose of reporting or investigating a suspected violation of law; or, (B) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public. And, an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.

D)
Withholding. PHH retains the right to withhold from any amounts due under this letter agreement, any income, employment, payroll, excise and other taxes as PHH may, in its sole discretion, deem necessary.

E)
No Contract of Employment. Nothing in this letter agreement should be construed by you to be a contract of employment for any specific term and this letter in no way obligates you to remain employed with PHH (and does not obligate PHH to continue to employ you).

F)	Amendment and Termination. This letter of agreement may not be amended or terminated without written consent by both you and the President of PHH Mortgage Corporation or his designee.

G)
Payment Upon Death or Disability. If you are disabled at the time payment is due or die during the Retention Period, you will receive an award that is pro-rated, for the time period during which you were actively employed during the Retention Period. For purposes of this letter, “Disability” means a mental or physical impairment that would entitle you to benefits under PHH Corporation’s long-term disability plan (without regard to any elimination period that may apply).

H)
Notices. Notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States certified mail, return receipt requested, or by overnight courier, postage prepaid, as follows:

if to the Company,

PHH Mortgage Corporation
1 Mortgage Way
Mount Laurel, NJ 08054
Attn: General Counsel

if to you, at the home address which you most recently communicated to PHH in writing.

Either party may provide the other with notice of a change of address, which shall be effective upon receipt.

I)
Gender and Number. A pronoun or adjective in the masculine gen-der includes the feminine gender, the singular includes the plural and the plural includes the singular, unless the context clearly indicates otherwise.

J)
Governing Law. This letter agreement and any disputes arising out or of related to this agreement shall be construed, admin-istered and enforced in accordance with the laws of the State of New Jersey without regard to conflicts of law.

K)
Integration with Other Benefit Programs. Benefits payable under this Award will not increase or decrease or duplicate the benefits otherwise available to you under any of PHH’s retirement plans, welfare plans or any other employee benefit plans or programs unless otherwise expressly provided in any particular plan or program.

L)
Severability. If any provision of this letter agreement shall be held to be invalid or unenforceable by a court of competent jurisdiction, then the remaining provisions of this letter agreement shall remain operative and in full force and effect.

M)
Successors. This letter agreement shall inure to the benefit of, and be binding upon, each successor of PHH Corporation, whether by merger, consolidation, transfer of all or substantially all of its assets or otherwise, and you acknowledge and agree that this letter agreement may be assigned by PHH Corporation to any such successor which shall upon such assignment succeed to the rights and responsibilities of PHH Corporation hereunder.

N)
Entire Agreement. This Agreement contains the entire agreement and understanding of the parties relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to the subject matter, with the exception of the 2017 Restrictive Covenant and/or Non-Solicitation Agreement you may have executed prior to receiving this award.

O)
Counterparts. For convenience of the parties and to facilitate execution, this letter agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document. Transmission by facsimile of an executed counterpart signature page hereof by a party hereto shall constitute due execution and delivery of this letter agreement by such party.

/s/ Stephen Staid
By: Stephen Staid
Date:12/20/2017

By: /s/ Robert B. Crowl
Robert B. Crowl President and Chief Executive Officer PHH Corporation Date: December 11, 2017

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